Exhibit 4.15

FORM OF Series I Warrant to purchase Common Stock

This amendment No. 1 to the SERIES I WARRANT TO PURCHASE COMMON STOCK (this “Agreement”) is made as of May 6, 2020, by and between Windtree Therapeutics, Inc., a Delaware corporation (the “Company”) and the undersigned holder (“Holder”). The Company and the Holder are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Company issued to the Holder that certain Series I Warrant to Purchase Common Stock on December 6, 2019 (the “Warrant”), which, among other things, entitles the Holder to purchase ________ shares of common stock of the Company, par value $0.001 per share (the “Warrant Shares”);

WHEREAS, the Warrant may be exercised in exchange for Warrant Shares at a price a per share of $12.09 at any time or times commencing on June 6, 2020 until December 6, 2024; and

WHEREAS, in accordance with Section 8 of the Warrant, the Company and the Holder hereby wish to amend the Warrant (as more fully set forth below).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

AGREEMENT

1.             Definitions. Any and all capitalized terms not specifically defined herein shall have the meanings ascribed to them in the Warrant.

2.             Amendment to Section 1(b) of the Warrant. Section 1(b) of each Warrant is hereby deleted in its entirety and replaced with:

“Exercise Price. For purposes of this Warrant, “Exercise Price” means a per Warrant Share price of $12.09, subject to adjustment as provided herein; provided, if this Warrant is exercised, in whole or in part, prior to December 5, 2021, “Exercise Price” shall mean a per Warrant Share price of $6.97, subject to adjustment as provided herein.

3.           Insertion of New Section 1(g) into the Warrant. A new Section 1(g) of the Warrant as set forth below is hereby inserted into the Warrant immediately following Section 1(f) thereof:

“The Holder irrevocably agrees with the Company that, for a period of ninety (90) days following the earlier of (i) the closing date of the Company’s next public offering of securities, or (ii) December 24, 2020, the Holder will not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Holder or any of its Affiliates and Attribution Parties), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any shares of Common Stock or securities convertible, exchangeable or exercisable into, shares of Common Stock beneficially owned, held or hereafter acquired by the Holder (the “Restricted Securities”). Beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. In furtherance of the foregoing, the Company and any duly appointed transfer agent for the registration or transfer of the Restricted Securities are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Section 1(g).”

4.           Governing Law. This Agreement and the Parties’ rights and obligations hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

5.         Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors, heirs and permitted assigns. No Party may assign its rights, duties or obligations under this Agreement without the prior written consent of the other Parties.

6.         Counterparts. This Agreement may be executed in any number of separate counterparts, all of which shall constitute one agreement. Execution and delivery of this Agreement may be effected by pdf, facsimile, or other electronic transmission of signature pages.

7.            Amendments. This Agreement may be amended, modified or waived only in a writing signed by each of the Parties hereto.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to Series I Warrant to Purchase Common Stock as of the date first written above.

WINDTREE THERAPEUTICS, INC.

By:

Name:    Craig Fraser

Title: President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Series I Warrant to Purchase Common Stock]

HOLDER:

INVESTOR:

By: ____________________________________

Name: _________________________________

Title: __________________________________

[Signature Page to Amendment No. 1 to Series I Warrant to Purchase Common Stock]